Exhibit 99.1

FSP Galleria North Corp.

FSP Galleria North Corp. (the "Company") has declared a dividend in the amount of $1,947 per share, representing property operations for the quarter ended March 31, 2008.  The dividend will be payable on May 20, 2008 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”).  NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company’s property located in Dallas, Texas, is 100% leased to a single tenant, Tenet Hospitals Limited (“Tenet”).  No significant changes have occurred at the property since the quarter ended December 31, 2007.  During the quarter ended December 31 2007, Tenet informed the Company that it would not exercise its renewal option and allowed the option to expire on December 31, 2007 (two years prior to the expiration of its lease on December 31, 2009).  However, at that time, Tenet also informed us verbally that it had not committed to another location and that it wanted to keep its options open in regards to the location of its headquarters.  Tenet is not currently utilizing 100% of the property, but has not subleased any space either.  This leads management to believe that Tenet does not want to limit its future growth in the building and that Tenet wants to keep all of its options open.  However, management has to assume a likely full re-tenanting of the building at the time of Tenet’s lease expiration on December 31, 2009.

As previously reported, management has initiated a marketing strategy and the property is being shown to prospective replacement tenants.  These efforts will continue in addition to ongoing discussions with Tenet on the possibility of extending its lease at the property.  If management is successful in finding a replacement tenant (or tenants) before the expiration of Tenet’s lease on December 31, 2009, and if Tenet is willing to downsize, it may be possible to allow Tenet to terminate a portion of its space early.  Once the property is re-leased and stabilized with a longer-term, in-place rental income stream, it is management’s intention to consider a sale of the property.  Any sale of the property in the future would be subject to a number of conditions, including a favorable sales market environment, compliance with any SEC requirements, tax considerations, approval by the Company’s board of directors and approval by a majority of the holders of the Company’s common stock and preferred stock.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of each calendar quarter, and you will be able to access the document via the SEC’s website.  The Company’s Annual report on Form 10-K for 2007 has been mailed directly to you.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001310157

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company Name:  type FSP Galleria (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP Galleria North Corp. - Dividend Summary
QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*
(10/14-12/31)
12/31/2004	$1,451	$1,247,860	6.7%
03/31/2005	$1,909	$1,641,740	7.6%
06/30/2005	$1,907	$1,640,020	7.6%
09/30/2005	$1,908	$1,640,880	7.6%
12/31/2005	$1,926	$1,656,360	7.7%
03/31/2006	$1,986	$1,707,960	7.9%
06/30/2006	$1,979	$1,701,940	7.9%
09/30/2006	$2,000	$1,720,000	8.0%
12/31/2006	$1,954	$1,680,440	7.8%
03/31/2007	$1,965	$1,689,900	7.9%
06/30/2007	$1,943	$1,670,980	7.8%
09/30/2007	$1,942	$1,670,120	7.7%
12/31/2007	$1,995	$1,715,700	7.9%
03/31/2008	$1,947	$1,674,420	7.8%

*Yield based on original offering amount of $86,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  See also the "Risk Factors" set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.